January 8, 2013

Lee Munder Capital Group, LLC

200 Clarendon St.

28th Floor

Boston, Massachusetts 02116

Re:	Sub-Investment Advisory Agreement with Lee Munder Capital Group, LLC dated February 17, 2012 (the “Sub-Investment Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of the name change of ASTON Small Cap Growth Fund to ASTON/LMCG Small Cap Growth Fund and the addition of ASTON Small Cap Fund (the “Additional Fund”), a series of Aston Funds. Attached hereto is amended Schedule A to the Sub-Investment Advisory Agreement to reflect, among other things, the appropriate effective date and initial term for the Additional Fund.

By acknowledging below, you agree to render the investment advisory and management services to the Additional Fund under the terms of the Sub-Investment Advisory Agreement and the amended Schedule A attached hereto.

ASTON ASSET MANAGEMENT, LP

By:	/s/ Kenneth Anderson
Name:	Kenneth Anderson
Title:	President

Accepted this 11th day of January, 2013

LEE MUNDER CAPITAL GROUP, LLC

By:	/s/ Joseph F. Tower III
Name:	Joseph F. Tower III
Title:	Chief Operating Officer

SCHEDULE A

Fund	Effective Date	Initial Term
ASTON Small Cap Growth Fund (to be renamed ASTON/LMCG Small Cap Growth Fund)	February 17, 2012	December 31, 2013

ASTON Small Cap Fund	January 31, 2013	December 31, 2013